May 2003

To: Our stockholders

For the first time in our history, March is our first fiscal quarter. As you likely recall, we switched from a June year-end to a calendar year-end as of December 31, 2002. Therefore, we filed a transitional report to cover the period from July 1 to December 31, 2002 and now start on a calendar year basis in 2003. This will create internal efficiencies and align our year-end with that of the vast majority of publicly traded banking organizations.

Our earnings for the first quarter ended March 31, 2003 were $827 thousand, or basic earnings per share of $0.30 and diluted earnings per share of $.29. For the same quarter one year ago, the Company reported earnings of $614 thousand, or both basic and diluted earnings per share of $0.22.

Earnings did increase from the year earlier quarter, despite the large provision for loan losses that was posted this quarter. Additional charge offs were taken on one large commercial credit that deteriorated rapidly from early December of 2002 through March 2003. The borrower was close to a sales agreement in early December that would have nearly paid us in full, but the transaction fell through, and the business encountered significant difficulties in the following months. This credit is now almost entirely written off, and we are hopeful that the business will be sold in the next quarter.

Operating results for the period improved as the Company demonstrated a significant increase in net interest income of $896 thousand over the same period in 2002. Gains on sales of residential real estate loans also contributed significantly to our earnings results for the period, as the Company realized an increase in these gains of $537 thousand over the previous year. Senior Vice President Julie Carstensen manages the real estate department and has done a wonderful job in maintaining high loan volumes over this extended period of low interest rates. A number of our clients have refinanced as many as three times over the past two years. As we have indicated previously, the majority of the residential real estate loans originated are sold on the secondary market to avoid the interest rate risk associated with long term fixed rate loans.

During the quarter, our second subsidiary bank, Cedar Rapids Bank & Trust, continued to make good progress toward profitability. The new bank's after-tax operating losses were only $54 thousand for the three months ended March 31, 2003, as compared to after-tax losses of $268 thousand for the same quarter of 2002. Cedar Rapids also continues to be a significant contributor to the Company's growth in assets, loans, and deposits since opening in September of 2001. The bank experienced rapid growth in it's first eighteen months of operations, and surpassed the $100 million in total assets milestone in February, while reaching total assets of $111.3 million, net loans of $87.1 million, and deposits of $76.5 million as of March 31, 2003. The market's positive reaction to Cedar Rapids Bank & Trust's strategy of providing personalized banking relationships with the highest levels of service has continued to provide them with new commercial and retail banking relationships at a steady pace.

The Company's total assets increased 3% to $623.0 million at March 31, 2003 from $604.6 million at December 31, 2002. During the same period, net loans increased by $21.8 million or 5% to $464.7 million from $442.9 million at December 31, 2002. Total deposits increased 3% to $447.6 million at March 31, 2003 from $434.7 million at December 31, 2002. Stockholders' equity rose to $37.5 million at March 31, 2003 as compared to $36.6 million at December 31, 2002.

Nonaccrual loans at March 31, 2003 were $4.7 million, of which $3.5 million, or 73%, resulted from three large commercial lending relationships at Quad City Bank & Trust. The bank is working closely with these customers to remedy their individual situations. Like many other financial institutions, some of the Company's customers are experiencing difficulty in the lagging economy, which could lead to further increases in nonperforming assets and the need for an increased allowance for loan losses. Given the continued soft economy, management is closely monitoring the Company's loan portfolio and the need for increased provisions for possible loan losses.


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In October of 2002, we announced the sale of our Independent Sales  Organization portion of our merchant credit card operations to iPayment,  Inc. As part of the
sales  agreement,  our  subsidiary,   Quad  City  Bancard,  Inc.,  continues  to
temporarily process the ISO volumes for iPayment for a fixed monthly fee rather than receiving a percentage of the volume. As a result, the Company's merchant credit card fees, net of processing costs, remained significant at $338 thousand, as compared to $414 thousand for the same period in 2002. The Company currently anticipates that the ISO processing will be moved to another provider in the second calendar quarter of 2003. At that time, the Company anticipates that merchant credit card fees, net of processing costs, will be in a range of $50 thousand to $90 thousand a month from the Company's local merchant, cardholder, and agent bank portfolios which should result in approximately a break even operation in the near future.

Despite a weak stock market, our stock price has remained in the $17 to $18 per share range. You likely recall that we paid the first dividend in our history in January 2003. We recently announced our second dividend payable in July 2003. While we anticipate an ongoing need to retain much of the Company's operating income to help provide the capital for continued growth, we believe that operating results have reached a level where we can sustain dividends to our stockholders as well.

The Federal Reserve Open Market Committee (FOMC) did not make an interest rate move in March or April. The FOMC acknowledges that current events imperil decisiveness. The Fed has recently indicated its concern regarding the possibility of deflation.

Corporate earnings appear to be heading upward, although grudgingly and grindingly. Margins are improving as productivity increases, however revenues are disappointing. We continue to witness situations of corporate malfeasance, improper accounting and greed. Congress is very sensitive to corporate governance issues and we think that the new Sarbanes Oxley legislation will result in improved corporate integrity and restore trust in our free market system.

Thank you for your continued support. It was a pleasure to see so many of you at our May 7th annual meeting.